EXHIBIT F (2)

Letterhead of Beverly J. Burke, Esq.

May 28, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE:	WGL HOLDINGS, INC., ET AL. FORM U-1 APPLICATION/DECLARATION (FILE NO. 70-9653)

Ladies and Gentlemen:

     I refer to the Form U-1 Application/Declaration, as amended (the “Application”) under the Public Utility Holding Company Act of 1935 (the “Act”), filed jointly with the Securities and Exchange Commission (the “Commission”) by WGL Holdings, Inc. (“WGL Holdings”), its wholly-owned utility subsidiary, Washington Gas Light Company (“Washington Gas”) and the non-utility subsidiaries of Washington Gas named in the Application (collectively, the “Applicants”). I have acted as counsel for the Applicants in connection with the Application along with my immediate predecessor in office, John K. Keane, Jr.

     In the Application, Applicants applied for and received authority to engage in certain transactions (the “Proposed Transactions”), including a reorganization (the “Reorganization”) pursuant to which WGL Holdings registered as a holding company under the Act. Pursuant to the Reorganization, WGL Holdings was authorized to acquire the shares of Washington Gas and the stock of certain non-utility subsidiaries then owned by Washington Gas (the “Non-Utility Subsidiaries”). Washington Gas and the Non-Utility Subsidiaries are collectively referred to herein as the “Subsidiaries.” Applicants also requested and received authorization of the Commission to engage in certain financing activities and affiliate transactions following WGL Holdings’ registration under the Act during the period ended March 31, 2004 (the “Authorization Period”). This “past tense” opinion is submitted pursuant to the Instructions As to Exhibits to Form U-1 and Rule 24 referred to in those instructions.

     In connection with this opinion, I or other attorneys in whom I have confidence, have examined such corporate records and I have made such other investigations as I deemed necessary or appropriate for the purpose of rendering this opinion. I have also reviewed and relied upon the opinions of my predecessors in office, specifically the opinions of John K. Keane, Jr., whose legal opinion was submitted with the Application. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me. As to various questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the following additional assumptions and conditions:

        (a) The Proposed Transactions have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of WGL Holdings and/or its appropriate subsidiary.

        (b) The Commission has entered an appropriate order with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations threunder and the Proposed Transactions have been consummated in accordance with the Application and said order.

        (c) Any registration statement required to be filed with respect to any WGL Holdings and/or other subsidiary securities (the “Securities”) to be issued has become effective pursuant to the Securities Act of 1933, as amended; no stop order has been entered with respect thereto; and the issuance of the Securities has been consummated in compliance with or pursuant to an exemption under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        (d) The parties have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

        (e) No act or other event other than as described has occurred subsequent to the date hereof which would change the opinions expressed herein.

        Based upon the foregoing, and subject to the assumptions, exceptions, and qualifications stated in this opinion, and having regard to the legal considerations which I deem relevant, I am of the opinion that:

     1. The Proposed Transactions have been consummated in accordance with the Application, as described in certificates submitted to the Commission pursuant to Rule 24;

     2. All state laws applicable to the Proposed Transactions have been complied with; however, I express no opinion as to the need to comply with state blue sky laws;

     3. WGL Holdings and Washington Gas are validly organized and duly existing under the laws of their respective states of incorporation;

     4. Any Securities issued in connection with the Proposed Transactions have been validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation which define such rights and privileges;

     5. The various debt instruments and guarantees issued as part of the Proposed Transactions were binding obligations of such company in accordance with the terms of such instruments and guarantees;

     6. WGL Holdings and the Subsidiaries have legally acquired, directly or indirectly, the equity securities of any Financing Subsidiary or Intermediate Subsidiary; and

     7. The consummation of the Proposed Transactions did not violate the legal rights of the holders of any securities issued by WGL Holdings, Washington Gas or any other Subsidiary.

Sincerely,

/s/ Beverly J. Burke

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